Exhibit 99.1

Conference Call Transcript

August 10, 2005

1:30 p.m. Pacific Time

Operator:	Good afternoon. My name is Shayla, and I will be your conference facilitator today. At this time I would like to welcome everyone to the Autobytel Second Quarter 2005 Earnings Release conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

Thank you. Ms. Klein you may begin your conference.

Jennifer Klein:	Thank you, Shayla, and welcome to everyone on the line. Before we start the call today I’d like to make some comments on forward looking statements. Today’s conference call, including the question and answer period, projections, or other forward looking statements regarding future events and the future financial performance of the company are all covered by the Safe Harbor Statement contained in our public filings.

We would like to caution you that actual events or results may differ materially from those forward looking statements. We refer you to documents the company has filed with the SEC, including the Form 10-Q for the quarter ended June 30, 2005. These documents identify the principal factors that could cause results to differ materially from those forward looking statements.

With that I’d like to turn the call over to Rick Post. Rick?

Rick Post:	Thank you, Jennifer. Welcome to everyone on the call. It has been two months since our last conference call discussing the conclusion of our restatement process, and I’m pleased to be speaking with you to report our second quarter ended June 30, 2005.

On today’s call I’ll review the second quarter operating results and discuss our strategy going forward. Then, Mike Schmidt will go through the financials after which we will conclude the call with a question and answer period. Also joining us today on the call is Rich Walker, our Chief Operating Officer.

The second quarter was characterized by transition, evaluation, and opportunity. Please keep in mind that we concluded the restatements at the end of May, two thirds of the way through the second quarter. Our results do show the impact of the company’s focus and time spent on that restatement process.

Revenue for the second quarter was $31.4 million of which $19.7 million was related to lead fees, $4-1/2 million related to advertising, $6 million related to the CRM products, and $1.1 million was related to data applications and other products.

We experienced a challenging quarter due in part to the company’s focus on the restatement process and an increasingly competitive environment. Year over year revenue growth was essentially flat and there was a sequential decline of 6%.

The majority of that decline was due to a reduction in the number of leads that we delivered and a decline in the total number of dealer relationships. We delivered approximately 900,000 purchase requests in the second quarter, as compared to one million purchase requests in the first quarter of 2005.

Autobytel focuses on quality to differentiate our products and services. You will hear me stress quality throughout today’s discussion. We believe it’s the cornerstone of our strategy going forward. Part of this quality initiative means that we are procuring leads from the highest quality partners and from search engine generated traffic. We believe quality is vital to our ability to reduce dealer attrition and increase our ability to sell additional products and services to our dealer customers.

During the second quarter we reevaluated our quality verification system and our affiliate relationships. We made a conscious effort to increase the quality of our leads. We believe that our efforts are beginning to pay off. New car purchase closing ratios for Autobytel retail dealers, as measured by our new car customer surveys, are increasing.

For those of you new to the call, closing ratio is the number of vehicles purchased at a dealer generated from purchase requests to the total number of purchase requests sent to that dealer.

Of the approximately 900,000 purchase requests sent and delivered during the quarter approximately 600,000 were delivered to retail dealers and 300,000 were delivered to enterprise dealers. Additionally, we delivered 200,000 finance leads in the second quarter.

Core advertising, which excludes direct marketing offerings, grew 28% year over year, and grew 11% from the first quarter of 2005. We expect advertising to continue to be a significant source of opportunity in our business.

Revenue from our CRM products increased by 22% year over year and 5% sequentially. Our products continue to be well received in the market and we are enthusiastic about the future opportunities for this segment of our business. Mike will go into more detail about the financials in a moment.

Since becoming Autobytel’s President and CEO on April 27, I, along with Rich Walker and Mike Schmidt, have focused on assessing the company’s strengths and opportunities for improvement. We believe in the opportunity for Autobytel to be the leading automotive marketing services company and I can say with confidence that we are committed to creating shareholder value.

Industry research supports our evaluation of the market opportunity. According to JD Power & Associates, 64% of all new vehicle buyers use the internet while shopping for a car. According to Jupiter Research, 39% of all new car sales are expected to be internet generated by 2008.

The internet continues to grow in its ability to impact consumers’ shopping decisions. Recent studies from JD Power and Doubleclick, among others, continue to show the internet supersedes traditional media in its impact on car buying decisions.

The market opportunity remains intact and our underlying strategy continues to be to provide dealers and OEMs with the best in class, most cost effective and comprehensive online marketing solutions.

Now let me briefly review the core components of our strategy to achieve our goals. Through our core customer referral program, Autobytel is focused on providing our dealers with the highest quality customers in the industry. We regularly make upgrades to our proprietary quality verification system which is designed to weed out non-serious shoppers and send the highest quality buyers to our dealers.

We are focusing on our search engine optimization initiatives, which has resulted in millions of in-depth Autobytel pages at major search engines like Google, driving high quality purchase requests for our dealers.

We continue to develop co-branding and marketing relationships with the top tier destinations on the web, including AOL, Yahoo, and our recently announced relationships with Bank Rate, ESPN.com, and Viacom. Each is a leader in their respective markets.

We’re also pleased with the growth of our Spanish language properties. Going forward we will actively seek out relationships that will align Autobytel with quality partners that are likely to attract consumers with our target demographics.

Autobytel made great strides in becoming a one stop solution for dealers. However, we must acknowledge that we are in an increasingly competitive environment that requires Autobytel to clearly differentiate itself. As I continue to say, we believe quality is the key.

We are pleased to be moving forward with our business and are particularly excited about our recently announced co-branding relationships with Bank Rate, ESPN.com, and Viacom. We believe that those deals, in combination with our initiatives and search engine optimization, will help drive page views, build our brand equity, and deliver the highest quality purchase requests to our dealers and OEMs. We look forward to forming more strategic relationships of this nature.

As the automotive internet continues to develop, it is critical that Autobytel focuses on quality and evolves its marketing programs ahead of the competitive curve. We believe that we have the products and programs to provide value, efficiencies, and strong ROI for dealers and OEMs throughout the customer lifecycle, from customer generation to customer retention.

Now, Mike will take you through the financials. Mike?

Mike Schmidt:	Thank you Rick. Let me review the financial results for the quarter. Revenue for the second quarter of 2005 totaled $31.4 million representing a decrease of $1.9 million or 6% from the first quarter of 2005 and an increase of $300,000 or 1% when compared to the second quarter of 2004.

Lead fee revenue for the second quarter of 2005 totaled $19.7 million representing a decrease of $1.9 million or 9% from the first quarter of 2005 and a decrease of $2.1 million or 10% when compared to the second quarter of 2004.

For the second quarter of 2005 a total of approximately 900,000 purchase requests were delivered, representing a decrease of approximately 130,000 purchase requests or 13% from the first quarter of 2005. When compared to the second quarter 2004, purchase requests delivered declined approximately 220,000 or 20%.

The decline in purchase requests delivered in the second quarter of 2005, when compared to the first quarter of 2005, is primarily driven by a decline in the number of purchase requests delivered direct to auto manufactures combined with the decline in the average number of purchase requests delivered per retail dealer.

Revenue per purchase request in the second quarter of 2005 increased to approximately $19.25. The increase in revenue per purchase request from the first quarter 2005 is primarily driven by the timing of revenue recognition for certain purchase requests which were delivered prior to the second quarter of 2005, combined with a more favorable mix of retail versus enterprise purchase requests.

Going forward we would expect the revenue per purchase request to decline and be more similar to the revenue per purchase request experienced in the first quarter of 2005.

As of June 30, 2005, retail dealer relationships in the company’s lead referral program were approximately 6,100 representing a decrease of approximately 100 when compared to the 6,200 retail dealer relationships at March 31, 2005, and a decrease of approximately 400 when compared to the 6,500 dealer relationships at June 30, 2004.

The number of enterprise dealer relationships with major dealer groups in the company’s lead referral program was approximately 680 comparable to the first quarter 2005, and an increase of approximately 90 when compared to the second quarter of 2004.

In addition we had five direct relationships with automotive manufacturers or their automotive buying services encompassing 15 brands, representing up to approximately 17,000 enterprise dealer relationships at June 30, 2005.

Finance leads delivered in the second quarter of 2005 totaled approximately 225,000 representing an increase of approximately 13,000 or 6% from the finance leads delivered in the first quarter of 2005. When compared to the second quarter of 2004, finance leads delivered increased approximately 85,000 or 62%. Revenue per finance lead in the second quarter of 2005 was approximately $11.80.

Advertising revenues for the second quarter of 2005 totaled $4.5 million representing a decrease of approximately $300,000 or 6% from the first quarter of 2005, and an increase of $1.3 million or 42% compared to the second quarter of 2004.

As you probably are aware, Autobytel advertising revenues are derived from core advertising on the Autobytel branded sites as well as through direct marketing offerings, a product acquired from the Car.com acquisition.

Second quarter 2005 core advertising on the Autobytel branded sites experienced approximately a $400,000 or 11% increase in revenues compared to the first quarter of 2005, while our direct marketing offerings experienced a decline of approximately $700,000 in revenue, primarily driven by the timing of revenue recognition for certain direct marketing offerings which were delivered prior to the second quarter of 2005.

The CPM per page for the second quarter of 2005 was approximately $44 while ad page views totaled approximately 90 million. CRM revenues for the second quarter of 2005 totaled $6 million representing an increase of $300,000 or 5% from the first quarter of 2005 and an increase of $1.1 million or 22% compared to the second quarter of 2004.

There were approximately 2,900 web control customers at June 30, 2005, compared to approximately 2,870 web control customers at March 31, 2005, and 2,690 customers at June 30, 2004.

There were approximately 760 RPM customers at June 30, 2005, compared to 750 customers at March 31, 2005, and 680 at June 30, 2004.

Data applications and other revenues for the second quarter of 2005 totaled $1.1 million comparable to the first quarter of 2005, and a year over year decline of $100,000 or 7%. For the full fiscal year 2005 we are estimating revenues in the range of $126 to $130 million.

Costs of revenues for the second quarter of 2005 totaled $12.7 million representing a decrease of approximately $700,000 from the first quarter of 2005 and a decrease of approximately $200,000 for the second quarter of 2004.

As a percentage of revenues, cost of revenues for the second quarter of 2005 remain flat at 41% when compared to the first quarter of 2005 as well as the second quarter of 2004. As we continue to focus on delivering high quality purchase requests, our costs of revenues may increase as a percentage of revenues.

Other operating expenses, including sales and marketing, product and technology development, general administrative, and amortization of acquired intangible assets for the second quarter of 2005 totaled $22.2 million. Included in the second quarter operating expenses are approximately $2.6 million associated with the internal review, restatement, and audits of our consolidated financial statements, $500,000 of severance related costs, $400,000 of legal costs associated with enforcing our intellectual property rights, and $100,000 in legal fees defending purported class action and derivative lawsuits filed against us. In aggregate these expenses totaled $3.6 million.

When compared to the first quarter of 2005, second quarter 2005 other operating expenses decreased approximately $800,000. This decrease was primarily driven by a decline of $1.1 million in sales and marketing expenses, primarily due to costs related to the NADA trade show which took place in quarter one and a $600,000 decline in costs associated with the internal review, restatement, and audits of our consolidated financial statements.

These decreases were partially offset by $500,000 of severance costs and an increase of $200,000 in legal costs primarily associated with enforcing our intellectual property rights.

Going forward, we would expect significantly lower review and audit fees and a similar or moderately higher level of spending for legal costs associated with enforcing our intellectual property rights and defending the purported class action and derivative lawsuits filed against us.

The company’s domestic cash, cash equivalents, and short term and long term investments totaled $45.1 million at June 30, 2005, a decrease of $7.1 million from March 31, 2005. Significant payments made in the second quarter of 2005 were $5.7 million associated with the internal review, restatements, and audits of our consolidated financial statements, $1.1 million for contract dispute settlement, and $1.8 million for annual insurance premiums. These payments totaled $8.6 million.

The company’s June 30, 2005 net account receivable balance of $19.2 million represents an increase of $600,000 from the accounts receivable balance at March 31, 2005.

DSO for the second quarter of 2005 was 59 days compared to 54 days for the first quarter of 2005. Going forward in 2005 we would expect DSO to stabilize or improve to Q1 2005 levels.

The company’s June 30, 2005 accounts payable balance of $6.8 million represents a decrease of $1 million from the balance at March 31, 2005. The company’s June 30, 2005 accrued expense balance of $6.5 million represents a decrease of $1.8 million from the balance at March 31, 2005.

The decrease in both the accounts payable and accrued expense balance is primarily the result of payments made relating to the internal review, restatements, and audits of our consolidated financial statements which is partially offset by increases in variable compensation accruals.

The company’s June 30 prepaid expense and other current asset balance of $3.1 million represents an increase of $900,000 and is primarily the result of annual insurance premium payments made during the second quarter of 2005.

Operator, I would now like to open the call for questions.

Operator:	Yes sir. Are we ready for questions?

Mike Schmidt:	Yes.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Christa Quarles with Thomas Weisel Partners.

Christa Quarles:	Hi a couple of questions. First in terms of the dealer situation you highlighted quality, I was wondering if you could also just discuss, is it getting competitive? Are the dealers looking at other forms of internet models that may not necessarily be lead generation in terms of where they’re spending their money? And then, you know, how has the overall sort of macro environment where, you know, the incentive structures and employee pricing and so forth, how has that affected your business?

And then the second question relates to the percentage of leads that you may have been driving through your own sites. I don’t know if you’re, you know, willing to kind of say what that is. But I guess the broader question that I’m asking is, you know, does it make sense at some point to consolidate the brands or is the sort of having more shelf space the better way to go as you see it?

And then the third question, you know, just relates to obviously you’re having a depressed revenue environment. At some point does it make sense to take even more costs out of this business and maybe, you know, reduce some of the headcount that you’ve got? Thanks.

Rick Post:	Okay I’ll – this is Rick – I’ll take a few of those and see if I hit them all and Rich and Mike will jump in here with me.

As far as the internet model, we believe that the dealer or the consumers are still driven to the internet to do car research. I mean, all the research is showing that it hasn’t changed, even with the employee pricing going on with the manufacturers. The lead, or the page views on our site, the traffic to our site, continues to be very robust.

I will say that dealers in this environment right now where cars are somewhat flying off the lot will tend to be less interested in the leads from other sources such as the internet, but I don’t think that’s a sustainable environment. I think they’re going to be looking, again, once the flow of volume normalizes a bit, we believe we’ll be in great position because of our quality initiatives to generate leads for dealers.

So, on that one we haven’t seen the model changing just in terms of generating internet leads and what the dealers are doing. They’re still very anxious to get internet leads but I do think that there’s been a bit of a change in the dynamics in the last month or so as they’ve had pretty significant traffic to the dealerships themselves without necessarily putting purchase requests through the internet.

As far as shelf space, and the question around that, we think that having the multiple brands provides us with greater reach, provides us with the ability to differentiate for how a dealer might want a franchise to drive traffic. So, certain of our brands, Autobytel in particular, will have an exclusive relationship, an exclusive territory. Other franchises that we have will, you know, not have a set territory. There’s also different pricing mechanisms between flat and flexed.

We find that the dealers really like that choice. So, really not looking at trying to change that model. It also provides us broader reach across the internet on things like search engine optimization and page views. So, we like that model at the moment.

And then in term of direct to site I can tell you that our traffic direct to site has been increasing. We believe that’s important. We continue to try and drive more traffic direct to site, and I encompass direct to site including our efforts on paid search and pages indexed for what is called a free search.

So those areas I think that hits all of your questions. Rich you have anything to add?

Rich Walker:	The only one I would add in terms of what’s going on at the dealership level. I think the data is clearly suggesting that the majority of dealers are continuing to direct marketing initiatives online. And as those programs create more efficient, more cost effective channels for increasing unit sales we’re going to continue to see marketing dollars flow into that category.

Now there are a lot of different initiatives around our own online local website as well as conjunction with third party providers like ourselves and we continue to develop the products to garner some of that spend.

Rick Post:	As far as taking, you had one other question I think around costs – as far as taking additional costs out of the business, I think we’re looking constantly to try to optimize the operation, how to optimize the business, we’re trying to automate tools. That may be – there’s a natural occurrence that should happen there.

As far as taking dramatic, initial, immediate costs out we believe that what we’re doing on the various activities around product quality that we’ve set the stage now to be able to go to the dealers with a better, really a better closing ratio or product on closing deals and increase their volume over the coming quarters so that the dealers that we have and the dealers that we’re going to get down the road, we believe we have the infrastructure in place to turn that volume back on as we deliver higher quality leads.

So, we think we’re really well positioned to move this forward and increase volume back up on the lead front. Finance leads as you’ve seen have continued to be a nice business for us also and we think we, you know, we’re in good position there to continue to grow that business.

Christa Quarles:	And just on a competitive front, do you, I mean, do you have a sense of because some of your, obviously some of your competitors are private. But you may have a better sense than we as to whether or not they’re experiencing the same dynamic as you or is this sort of a choice about quality that’s causing sort of the near term dislocation or how would you characterize the competitive landscape?

Rich Walker:	I would characterize it as intense. I think there are - as you alluded to - very different strategies in the marketplace. There are market share gain opportunities. We’re focused on quality, and ultimately driving value through differentiation on quality and we’re at this point not competing solely on price differentiation.

I think the company’s and our competitors are at different points in their lifecycle and their product development, private/ public creates different strategy considerations in pursuing that.

But I think in general we’re facing in total a growing market opportunity and there’s fierce competition to garner and redistribute that share.

Rick Post:	When we look at the universe on just the lead business, and we can talk about each segment. We look at the lead generation business, we have 6,100 franchises on the programs. There are 40,000 franchises in the US. So to the extent we can – and this is the trench warfare kind of activity – but to the extent we can go dealer by dealer and incrementally increase the throughput, I think in that area there’s enormous opportunity.

And then if I look at the other products and see our end products we have 760 I think it is RPM dealers on the program. And there are 20,000 dealerships nationwide, not franchises, I’m looking at a dealership putting a program – an entire dealership for that service activity and the service area of the business.

That again is enormous opportunity and that business is growing nicely for us, as is our core advertising. I think one of the things Mike pointed out is core advertising grew nicely in the quarter, grew nicely sequentially; the advertising bucket as a whole when you look at some of the direct campaign activities that fluctuates from quarter to quarter fairly significantly.

But we’re very positive on the overall advertising strategy that we have and the ability to grow it.

Christa Quarles:	Great, thanks so much.

Operator:	Thank you. Your next question comes from Frank Gristina of Avondale Partners.

Frank Gristina:	Thanks guys. A couple of questions again, back on the competitive front, are you seeing competition directly from the OEMs in terms of aggregating their own leads and then forwarding them to their dealers? And is that kind of an issue going forward as Ford Direct or GM Buy Power, you know, kind of compete with you in purchase and resale of the leads.

The next part of that would be: how do you convey to the dealer at that point that, you know, you are through QVS, you do have a higher quarterly lead, and that they should pay comparable or even higher prices for your leads versus say something coming from the manufacturer?

Rick Post:	Okay, well the competition has been there from the OEMs. I mean Ford Direct, GM Buy Power, they have been in that business of trying to aggregate and send leads to dealers for a long time.

We believe we’re just an adjunct to that. We have different sources of generating leads. We think consumers still will go to an independent site. They believe in independent sites, particularly when you’re comparing across brands which provides the consumer a much richer experience if they’re looking at one vehicle versus another in the same model or the same class, vehicle class.

So we think that’s a continued advantage that we have. That said, yes, the manufacturers are trying to do everything the can to help their dealers sell cars. Now what we think we’ve demonstrated over time is that because we have a field force that knows this business, we have a field force that deals with the internet constantly, that we’ve been able to support the dealers in a way that the OEMs can’t. And that we’re able to help them, you know, internet managers turnover quite frequently, dealerships turnover quite frequently, general managers in dealerships turnover frequently. So we think we’re well positioned and the dealers acknowledge that we’re well positioned to help them both with how they handle the internet model and then again we think we can differentiate our leads from where GM Buy Power say or Ford Direct might get strictly their leads to send to their dealer or their dealer network.

Frank Gristina:	Okay, and one more question about some of the strong announcements with Viacom, ESPN, Bank Rate, and maybe this, you know, going forward will help drive more organic leads or leads from your site. Can you give us an idea of how those deals are structured? I mean, not specific economics but are you going to be sharing, you know, kind of the harvest from these sites if they do generate page views? Do you get the leads and then pay them for it? Or are you having to pay them sort of a marketing fee to be associated with what are very strong brands?

Rick Post:	Let me have Rich describe that. But in general they’re structured very similarly, all three of them.

Rich Walker:	And I would say we’ve not talked about the terms, and I know you’re not asking specifically. But the relationship brings us three things. It brings us a source of quality leads that we think are point on in terms of our target demographics. It brings an extended reach to our advertising and advertising revenue opportunity. And then thirdly and equally important I think it brings and extends and promotes the Autobytel brand onto some world class sites where there’s tremendous consumer traffic and consumer interest.

General economics have participation in advertising revenues generated on the co-brand sites. The content, the automotive marketing, automotive information on the co-brand is maintained and developed with our partners and ourselves. We host the sites. We support the sites. And we drive the advertising opportunities on the sites. And we work carefully with our partners to create a unique content experience that is ultimately going to covert traffic into purchase requests and page views on the site.

Rick Post:	So net net we share an – we have differing arrangements to share on advertising revenue and then as far as leads that are generated we compensate our partner for that lead much like we would an affiliate.

But it’s the experience as if you’re on an Autobytel hosted site.

Frank Gristina:	Great. And then, so there’s a lot of opportunity I think in these sites. But how will you – who’s going to promote these sites? I mean Viacom’s TV stations will have some natural traffic. But I mean shouldn’t you implement a marketing campaign or somebody implement a marketing campaign to drive traffic to these sites or will it be kind of a key word purchase approach?

It seems like your sales and marketing should increase so that you can drive more traffic to these sites because this would be a higher source of revenue from probably the lead contribution margin and from the ad dollars generated.

So how do you fund that?

Rich Walker:	A couple of thoughts – this is Rich. Our partners are certainly very interested in driving traffic to the co-branded sites off of their home page. When a customer’s coming to a – a consumer’s coming to a Viacom, CBS site, or an ESPN.com home page and there are commitments by our partners to drive traffic to the automotive channel.

Most of our, if not entirely all of our own search initiatives and efforts are intending to drive consumers through our own Autobytel branded websites and bring that traffic and visitation to our site.

Rick Post:	But because of the sharing arrangements we have they’re incented to drive traffic and there are certain minimums and thresholds that are in there. So we are, you know, these are a little bit novel and we’re getting them kicked off. We think there are incentives for them to – for our partners to advertise. But your point is well taken and yes, we are looking at trying to make a bigger promotion shall we say of our relationships.

And so that is something we also are working on.

Rich Walker:	And I think the important takeaway from all of that is we think we structured an arrangement with our partners so we’re mutually incented to ensure that happens. It’s not to our detriment and their advantage or vice versa. There are strong mutual incentives to ensure there’s a lot of traffic that ends up in the automotive channels on these sites.

Frank Gristina:	Great. Thanks for answering my questions.

Rick Post:	You bet.

Operator:	Thank you. Your next question comes from Mike Crawford of Barrington Partners.

Mike Crawford:	Could you talk a little bit about your CRM business – what’s the status of integrating your products and how much more you need to spend there and what levels of revenue will you start generating cash in that business?

Rick Post:	Well on the CRM products as a whole, we, those are businesses that, you know, are generating nice margins in the aggregate. I think what we’re trying to do is scale those businesses, particularly the service reminder business, the RPM business, that needs to continue to be scaled to get to acceptable profitability.

As far as integrating the products, you know, decisions happen over time that come and go. And I think what we are concluding is that we are at the moment not integrated – those products are still effectively separate – and they’re probably going to be better optimized by maintaining those products in their own structure such that the web control products that are delivered to the internet sales side of the house will – we believe – I believe we can maintain much more momentum in that business which has done pretty well, if we don’t fully integrate it with the RPM service reminder business.

And the service reminder business we think has its own unique clients in the service bay, they often, you know, they often have different budgets, they have different people running them. So the integrating of those products is one that I think we’ve taken a step back and said, “Hey you know what? I think we can grow this quicker, we can be much more efficient if we don’t try to create the grandiose all-in-one product and save a lot of money in the process.”

So that’s the path we’re heading down.

Rich Walker:	And I’d only qualify with respect to RPM service providers segment. It is mission one and focus one to get the acquired iDriveonline platform and the legacy RPM platforms integrated to combine a singular platform with maximum customer utility and the benefits of both of those products. And that remains and will be our focus in Q3.

Rick Post:	Yeah that focus continues and should be, we hope will be done, fully done, sometime near the end of the year.

And that will not – we do not believe at this time will be a – it will be a cost to us but it won’t be significant in terms of the overall operation.

Mike Crawford:	Okay. And then can you – what is the status of Autobytel Europe? Is that – is there any way to get your cash out of that?

Rick Post:	We have been in a, what I’d say a maintenance mode there for quite a period of time looking to see if in fact it made sense to broaden that reach. We have not and we’ve consciously not moved into new markets and tried to expand that offering at this time. And yes, we are looking at ways to move that cash, our share of the cash, back. And we’ve done that over time actually. We’ve already brought back over the last two years I think it’s close to about $3 million. And I think that’s a fair point that we are looking at.

Mike Crawford:	Okay, great. And then could you talk – when you mentioned the $44 CPMs and I missed the number of pages views associated with that?

Mike Schmidt:	Ninety million.

Mike Crawford:	Ninety million. And how do you reconcile the 90 million page views with some of the more publicly reported traffic numbers to your site? I think that’s been a source of contention; how you count traffic if someone clicks on a popup whether that counts as a page view or not.

Rick Post:	Right. Well the reported numbers around visitors to the site, unique visitors, is one that we’ve been a bit mystified about ourselves is the way that they’ve bounced around by the third parties reporting them and we’re in discussions with them. We know they’ve changed how they measure it, we know they’ve changed how they track it. What we’re trying to figure out is exactly how that has changed and what that means to our numbers and we don’t know unfortunately how they track others in our space and whether they’ve made the same methodology changes there in terms of tracking URLs and all that.

So page views though would be a different number that I don’t think the third parties report which is why we report that to you – than unique visitors or visitors that might come to the site through direct traffic or popups or other ways to get their page searched.

And so the whole unique visitor reporting mechanism is a bit, I think it’s become a bit muddled in my mind around what’s going on there with the reporting.

Rich Walker:	I would add to that to say that when we measure the effectiveness of our consumer marketing investment we’re trying to do two things. We’re trying to drive page views. So, unique visits is a data point of consideration. But I think where we monetize and optimize our marketing spend is converting visits into multiple pages views. And that is enhancing the consumer experience, creating relevant content on the sites that allow consumers to navigate through the site and achieve the information they’re seeking.

The second area that we’re trying to maximize is on conversion, and taking a consumer visit and converting that into the submission of a purchase request. And so we measure the effectiveness of our marketing across those two measures: page view generation and conversion of visits and page views into purchase requests.

Rick Post:	And that’s a bit of a tricky balance because while we really want people to be, you know, on our site, we like the fact that there’s multiple visits on, or multiple page views when people who are doing research and comparing models and that helps drive the advertising. On the other hand, we want them to get to the, you know, we want them to get to the purchase request page also so they can submit that.

So, it’s a balance in terms of how we direct traffic on the site and, you know, try to grow to both the advertising side which is still growing and get purchase requests, as somebody else pointed out on the call, direct to site purchase requests. We believe those are among our highest quality purchase requests. We’re trying to grow that piece of business.

Mike Crawford:	Great - and then final question is if you have a relatively flat purchase request delivered, price received, price paid for that in this quarter, with the reduction in audit and other fees, do you get somewhere around breakeven?

Mike Schmidt:	Yeah I mean I think if you look at – just to put it in perspective – I think, you know…

Rick Post:	This is Q2…

Mike Schmidt:	I think if you look at Q2 on its own there’s probably, you know, between the investigation, audit, restatement, somewhere between probably, you know, $2.3 to $2.4 to 5 of what would be [normal] costs or costs that should go away.

Rick Post:	Not normal.

Mike Schmidt:	So obviously not normal, so obviously there’ll be some audit costs each quarter but certainly not the magnitude that we had.

Obviously the severance that occurred in Q2 is not – would be nonrecurring from that perspective. So those two costs on their own are, you know, about $2.9 to $3 million of, you know, costs that should go away.

And then, you know, with regards to the patent, the costs around the patent defending the intellectual property and the shareholder suits, I mean that was about a half million in the quarter and obviously those will go on at least for right now for the foreseeable future in ‘05, you know, at that rate or even moderately higher from that.

Mike Crawford:	Great, thank you.

Operator:	Thank you. Your next question comes from Richard Fetyko of Merriman and Company.

Mr. Fetyko you may state your question.

The question has been withdrawn. At this time there are no further questions.

Rick Post:	Okay, thank you. We appreciate your participation on the call today. We look forward to moving this company forward. We look forward to leveraging off of the things we think we put in place and we do think that the future holds significant promise with things that we’re doing around quality with relationships with some of the best known sites out there such as ESPN and Viacom and others we hope yet to come.

So we thank you again for your participation.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.